Free Writing Prospectus Dated January 31, 2011 Filed Pursuant to Rule 433 of the Securities Act of 1933 Registration Statement No. 333-167603

Quest Diagnostics Announces Offering of Common Stock by the Company's Largest Stockholder

MADISON, N.J., Jan. 31, 2011 /PRNewswire via COMTEX/ --

Quest Diagnostics Incorporated (NYSE: DGX) today announced the underwritten public offering of 15,377,600 shares of Quest Diagnostics common stock held by its largest stockholder, SB Holdings Capital Inc., an affiliate of GlaxoSmithKline plc ("GSK"). After giving effect to the proposed offering and the company’s repurchase from GSK of 15,377,551 shares of Quest Diagnostics common stock also announced today, it is expected that GSK will no longer hold any shares of common stock of Quest Diagnostics.

Quest Diagnostics will not sell any shares of common stock in the offering and will not receive any of the proceeds from the sale of shares in the offering. Quest Diagnostics will pay all expenses associated with the offering, other than underwriting discounts and commissions.To facilitate the offering, the company filed with the U.S. Securities and Exchange Commission a post-effective amendment to its existing registration statement.

Deutsche Bank Securities Inc. will act as lead manager for the offering, and J.P. Morgan Securities LLC will act as co-manager for the offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank at 1-800-503-4611 or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1-866-803-9204.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Quantitative and Qualitative Disclosures About Market Risk" in the company's 2009 Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures About Market Risk" and "Risk Factors" in the company's 2010 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company's 2010 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

For Quest Diagnostics: Kathleen Valentine (Investors), +1-973-520-2900, or Gary Samuels, (Media), +1-973-520-2800

/C O R R E C T I O N -- Quest Diagnostics Incorporated/

MADISON, N.J., Jan. 31, 2011 /PRNewswire via COMTEX/ --

In the news release, Quest Diagnostics Announces Offering of Common Stock by the Company’s Largest Stockholder, issued 31-Jan-2011 by Quest Diagnostics Incorporated over PR Newswire, we are advised by the company that the third paragraph should read, “Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are joint bookrunners for the offering” rather than, “Deutsche Bank Securities Inc. will act as lead manager for the offering, and J.P. Morgan Securities LLC will act as co-manager for the offering,”; as originally issued inadvertently. The complete, corrected release follows:

Quest Diagnostics Announces Offering of Common Stock by the Company’s Largest Stockholder

Quest Diagnostics Incorporated (NYSE: DGX) today announced the underwritten public offering of 15,377,600 shares of Quest Diagnostics common stock held by its largest stockholder, SB Holdings Capital Inc., an affiliate of GlaxoSmithKline plc (“GSK”). After giving effect to the proposed offering and the company’s repurchase from GSK of 15,377,551 shares of Quest Diagnostics common stock also announced today, it is expected that GSK will no longer hold any shares of common stock of Quest Diagnostics.

Quest Diagnostics will not sell any shares of common stock in the offering and will not receive any of the proceeds from the sale of shares in the offering. Quest Diagnostics will pay all expenses associated with the offering, other than underwriting discounts and commissions.To facilitate the offering, the company filed with the U.S. Securities and Exchange Commission a post-effective amendment to its existing registration statement.

Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are joint bookrunners for the offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank at 1-800-503-4611 or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1-866-803-9204.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2009 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Risk Factors” in the company’s 2010 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company's 2010 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

For Quest Diagnostics: Kathleen Valentine (Investors), +1-973-520-2900, or Gary Samuels, (Media), +1-973-520-2800